PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS FOURTH QUARTER 2006 RESULTS

Dallas, TEXAS … March 1, 2007 … CompX International Inc. (NYSE: CIX) announced today sales of $44.2 million for the fourth quarter of 2006 compared to $46.7 million in the same period of 2005. Operating income was $3.5 million in the fourth quarter of 2006 compared to $5.5 million in the same period of 2005. Income from continuing operations was $1.6 million, or $0.10 per diluted share, in the fourth quarter of 2006, compared to $2.4 million, or $0.16 per diluted share, in the same period in 2005. The lower fourth quarter 2006 operating results were primarily due to the expiration of a precision slides sales contract which was renewed at a lower sales volume and the expiration of certain commodity raw material supply contracts resulting in higher costs which could not be immediately recovered through price increases or surcharges.

Net sales for the year ended December 31, 2006 increased to $190.1 million compared to $186.3 million in the previous year. Operating income increased to $20.3 million for the year ended December 31, 2006 from $19.1 million in 2005. Income from continuing operations for the year ended December 31, 2006 was $11.7 million, or $0.76 per diluted share, compared to $900,000, or $0.06 per diluted share in 2005. The full year 2005 amount was negatively impacted by a change in the Company’s expectation relating to the repatriation of non-U.S. earnings that resulted in the Company incurring a one-time non-cash income tax charge during the third quarter of 2005 of approximately $9.0 million ($0.59 per diluted share).

For the year, net sales comparisons were positively impacted by sales volume associated with the acquisitions of performance marine components businesses in August 2005 and April 2006, sales volume increases in security products due to improved demand and the positive effect of fluctuations in currency exchange rates (which increased sales by $1.1 million in the year-to-date period). These positive effects were partially offset by sales volume decreases in certain products resulting from Asian competition. Operating income comparisons were favorably impacted by higher sales, an improved product mix, continued reductions in manufacturing and overhead costs that were partially offset by higher raw material costs and a negative impact from currency exchange rates (which decreased operating income by $1.1 million in 2006).

“While the fourth quarter experienced specific challenges, as noted above, 2006 as a whole was a year of significant accomplishments as we improved our gross margin and operating margin, completed our second performance marine components acquisition and improved our cash flow from operations to $27.4 million from $20 million in 2005,” commented David A. Bowers, President & CEO. “These improvements were achieved despite volatility in our raw material costs as well as the continued significant competitive pressure in precision slide sales. While these challenges will persist in 2007, we expect our diversification of sales with new customers in other markets and our continuous focus on improving our cost structure will have a positive effect on our operations.”

CompX is a leading manufacturer of precision ball bearing slides, security products, ergonomic computer support systems and performance marine components. It operates from nine locations in the U.S., Canada and Taiwan and employs more than 1,100 people.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information. Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, CompX continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with new product development and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings. Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

* * * * *

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2006	2005	2006
	(Unaudited)

Net sales	$46.7	$44.2	$186.3	$190.1
Cost of goods sold	34.7	34.5	142.5	143.6
Gross profit	12.0	9.7	43.8	46.5
Selling, general and administrative	6.2	6.2	24.2	26.1
Other operating expense, net	0.3	-	0.5	0.1
Operating income	5.5	3.5	19.1	20.3
Interest expense	(0.1)	(0.1)	(0.3)	(0.2)
Other income	0.1	0.3	0.7	1.3
Income from continuing operations before income taxes	5.5	3.7	19.5	21.4
Income tax expense	3.1	2.1	18.6	9.7
Income from continuing operations	2.4	1.6	0.9	11.7
Discontinued operations, net of tax	-	0.5	(0.5)	-
Net income	$2.4	$2.1	$0.4	$11.7

Net income (loss) per diluted common share:
Continuing operations	$0.16	$0.10	$0.06	$0.76
Discontinued operations	-	0.03	(0.03)	-
	$0.16	$0.13	$0.03	$0.76

Weighted average diluted common shares outstanding	15.2	15.3	15. 2	15.3

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
Assets	2005	2006

Current assets:
Cash and cash equivalents	$30.6	$29.7
Accounts receivable, net	20.6	20.0
Inventories	22.5	21.7
Prepaid expenses and other	4.5	3.5
Note receivable	2.6	1.3

Total current assets	80.8	76.2

Intangibles	38.0	43.9
Net property and equipment	68.0	69.7
Other assets	1.8	2.2

Total assets	$188.6	$192.0

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$19.2	$16.8
Income taxes	1.1	1.0
Total current liabilities	20.3	17.8

Long-term debt	1.5	-
Deferred income taxes	16.7	20.5
Stockholders’ equity	150.1	153.7
Total liabilities and stockholders’ equity	$188.6	$192.0